                                                                  CONFORMED COPY


                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                        _______________________________

                                   FORM 8-K

                                CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d) OF THE

                        SECURITIES EXCHANGE ACT OF 1934

        Date of report (Date of earliest event reported) April 19, 2001
                                                         --------------

                                 VOXWARE, INC.
                                 -------------
              (Exact Name of Registrant as Specified in Charter)


           Delaware                       0-21403                         36-3934824
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 (State or Other Jurisdiction     (Commission File Number)     (IRS Employer Identification No.)
      of Incorporation)

168 Franklin Corner Road, Lawrenceville, New Jersey                                    08648
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(Address of Principal Executive Offices)                                             (Zip Code)

                                (609) 514-4100
             ----------------------------------------------------
             (Registrant's telephone number, including area code)

        --------------------------------------------------------------
         (Former Name or Former Address, if Changed Since Last Report)
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Item 5.  Other Events.

     On April 19, 2001, Voxware, Inc. (the "Company") consummated a private placement of shares of Common Stock, $.001 par value ("Common Stock"), and Common Stock warrants to Castle Creek Technology Partners, LLC (the "Investor") pursuant to the terms of a Securities Purchase Agreement (the "Purchase Agreement"). Pursuant to the private placement, the Company sold 714,000 shares (the "Common Shares") of Common Stock and a warrant to purchase an additional 2,142,000 shares of its Common Stock (the "Purchase Warrant"). The Common Shares were sold at a price of $.34 per share. The exercise price of the Purchase Warrant is $1.25 per share in the case of an optional exercise by the Investor, or 80% of the then market value (as defined in the Purchase Warrant) of the Common Stock in the case of a mandatory exercise required by the Company. Net proceeds to the Company from the private placement were approximately $190,000. Pursuant to the terms of the Purchase Agreement, the Company used $48,200 of such proceeds to repurchase 46 shares of the Company's Series A Preferred Stock from the Investor. The balance of the proceeds is to be used by the Company for general working capital purposes.

     The Purchase Agreement grants to the Investor certain rights of first refusal to purchase securities issued by the Company for a period of up to eighteen months. In addition, the Investor has been granted certain anti-dilution protection pursuant to which the Investor could receive additional warrants to purchase shares of Common Stock (the "Additional Warrants") in the future. Such anti-dilution protection covers the securities purchased in the private placement and, in certain respects, the shares of the Company's Series A Preferred Stock issued to the Investor in August 2000.

     The Purchase Warrant expires one year from the closing of the private placement. The Company may require the Investor to exercise the Purchase Warrant on no more than three occasions, provided that at no time would the Investor hold more than 4.99% of the Company's Common Stock, and provided further that the Company meets certain other conditions, including achieving certain revenue milestones during the exercise period. The Company must use twenty percent of the proceeds of each such mandatory exercise to repurchase additional shares of the Company's Series A Preferred Stock from the Investor.

     The Company and the Investor also entered into a Registration Rights Agreement (the "Registration Rights Agreement") in connection to the private placement. Pursuant to the Registration Rights Agreement, the Company has agreed to file a Registration Statement with the Securities and Exchange Commission (the "SEC") relating to the registration of 5,770,000 shares of Common Stock of the Company by April 27, 2001. If the Registration Statement is not declared effective by the SEC by the 90th day following the closing date, the Company would be obligated to issue to the Investor warrants to purchase additional shares of Common Stock of the Company (the "Remedy Warrants"). The exercise price of the Remedy Warrants and the Additional Warrants is $.01 per share. If the Registration Statement is not declared effective by the SEC by the 90th day following the closing date (or the 120th day following the closing date if the registration statement is reviewed by the SEC), the Company would be obligated to pay to the Investor cash equal to 2% of the purchase price per month past the applicable deadline. Similar penalties would apply in the event the registration statement is not available for sales by the Investor after it is declared effective by the SEC. The number of shares to be registered represents the Common Shares, the shares of Common Stock underlying the Purchase Warrant, and the estimated number of shares which could be issued pursuant to the Additional Warrants

                                      -2-
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and the Remedy Warrants, and allowing for future adjustments thereto, if any.
The Registration Rights Agreement also grants to the Investor certain piggyback registration rights.

     The securities issued in the private placement were offered and sold pursuant to an exemption from the registration requirements provided by Regulation D under the Securities Act of 1933, as amended. A copy of the Purchase Agreement (which includes the form of Additional Warrant), the Purchase Warrant and the Registration Rights Agreement (which includes the form of Remedy Warrant) are filed as exhibits herewith, and are incorporated herein by reference.

Item 7.      Financial Statements, Pro Forma Financial Information and Exhibits.

       (a)   Exhibits.
             --------

       Exhibit No.       Description
       ----------        -----------

           4.1 Voxware, Inc. Common Stock Purchase Warrant, dated as of April 19, 2001, issued to Castle Creek Technology Partners, LLC.

           10.1 Securities Purchase Agreement, dated as of April 19, 2001, by and between Voxware, Inc. and Castle Creek Technology Partners, LLC, together with the form of Additional Share Warrant as an exhibit thereto.

           10.2 Registration Rights Agreement, dated as of April 19, 2001, by and between Voxware, Inc. and Castle Creek Technology Partners, LLC, together with the form of Remedy Warrant as an exhibit thereto.

                                      -3-
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                                  SIGNATURES
                                  ----------


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                    VOXWARE, INC.


                                    By: /s/ Nicholas Narlis
                                       ---------------------------------------
                                       Nicholas Narlis
                                       Senior Vice President, Chief Financial
                                         Officer, Secretary and Treasurer
                                         (Principal Financial Officer)

Dated:  April 20, 2001